March 1, 2019

LETTER AGREEMENT

AMG Funds IV (the “Trust”)

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

Re: Expense Limitation and Recoupment Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by AMG Funds LLC (the “Adviser”) to limit the total operating expenses of AMG Managers LMCG Small Cap Growth Fund, a series of the Trust (the “Fund”), and (ii) the agreement between the Adviser and the Trust regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund as recoupment of certain amounts paid, waived or reimbursed by the Adviser with respect to the Fund in fulfillment of such undertaking by the Adviser to limit the total operating expenses of the Fund.

Effective as of March 1, 2019, and until at least March 1, 2020 (and any subsequent periods as may be designated by the Adviser by notice to the Fund), the Adviser hereby undertakes to waive its investment advisory fee payable by the Fund (but not below zero) and/or pay or reimburse the Fund’s expenses in order to limit the Fund’s total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), shareholder servicing fees, distribution and service (12b-1) fees, brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) of the Fund to the annual rate of 1.03% of the average daily net assets attributable to the Fund (this annual rate or such other annual rate that may be in effect from time to time, the “Expense Cap”). The Fund agrees to pay the Adviser all amounts paid, waived or reimbursed from time to time by the Adviser with respect to the Fund pursuant to this Letter Agreement or any predecessor expense limitation agreement, provided that the amount of such additional payment by the Fund in any year, together with all other expenses of the Fund, in the aggregate, would not cause the Fund’s total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), shareholder servicing fees, distribution and service (12b-1) fees, brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) in any such year to exceed either (i) the Expense Cap that was in effect at the time such amounts were paid, waived or reimbursed by the Adviser, or (ii) the Expense Cap that is in effect at the time of such additional payment by the Fund, and provided further that no additional payments by the Fund will be made with respect to amounts paid, waived or reimbursed by the Adviser more than thirty-six (36) months after the date such amounts are paid, waived or reimbursed by the Adviser.

Any payments by the Fund under this Letter Agreement shall be in addition to all amounts otherwise payable to the Adviser as an investment advisory fee, administration fee, shareholder servicing fee and/or any other fee for services to the Fund.

This Letter Agreement shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser and the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Letter Agreement shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Letter Agreement is assigned. The term “Fund” as used throughout this Letter Agreement shall include any entity into which AMG Managers LMCG Small Cap Growth Fund is reorganized and which is the successor to the accounting and performance information of AMG Managers LMCG Small Cap Growth Fund.

This Letter Agreement is executed by or on behalf of the Trust, and the Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agrees that the obligations assumed by the Trust pursuant to this Letter Agreement will be limited in all cases to the Fund and its assets, and the Adviser will not seek satisfaction of any such obligations from the trustees, officers or shareholders of the Trust.

Sincerely,

AMG FUNDS LLC

By:
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	March 1, 2019

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS IV

By:
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer, and Principal Financial Officer
	Date:	March 1, 2019